Exhibit 99.1

Beverly National Corporation Press Release

FOR IMMEDIATE RELEASE	Contact:	Michael O. Gilles
978-720-1226

BEVERLY NATIONAL CORPORATION’S SHAREHOLDERS APPROVE THE MERGER WITH

DANVERS BANCORP, INC.

Beverly, MA, October 8, 2009 – Beverly National Corporation (NYSE Amex: “BNV”) (“Beverly”) announced that at Beverly’s special meeting of shareholders held on October 8, 2009, Beverly shareholders approved the Agreement and Plan of Merger providing for the merger of Beverly with and into Danvers Bancorp, Inc. (Nasdaq: “DNBK”) (“Danvers”). The number of shares of Beverly common stock voting to approve the merger agreement represented approximately 95.9% of the shares voted and 74.5% of the total number of outstanding shares.

Forward-looking Statements

This press release contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Beverly intends for these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of complying with these safe harbor provisions. These forward-looking statements are based on current plans and expectations, which are subject to a number of risk factors and uncertainties that could cause future results to differ materially from historical performance or future expectations. These differences may be the result of various factors, including, among others: (1) failure of the parties to satisfy the closing conditions in the merger agreement in a timely manner or at all; (2) failure to obtain governmental approvals of the merger, or imposition of adverse regulatory conditions in connection with such approvals; (3) disruptions to the parties’ businesses as a result of the announcement and pendency of the merger; and (4) costs or difficulties related to the integration of the businesses following the merger.

For further information on these risk factors and uncertainties, please see Beverly’s filings with the Securities and Exchange Commission, including Beverly’s Annual Report on Form 10-K for the year ended December 31, 2008. Beverly undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or other changes.

Additional Information about the Merger and Where to Find It

In connection with the proposed acquisition of Beverly by Danvers, Danvers has filed a registration statement on Form S-4 with the Securities and Exchange Commission containing a proxy statement/prospectus dated August 28, 2009, which has been mailed to Beverly shareholders. Investors are urged to read these materials, and any other documents filed by Danvers or Beverly with the SEC, because they contain or will contain important information about Danvers, Beverly and the merger. The proxy statement/prospectus and other relevant materials, and any other documents filed by Danvers with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by Beverly by directing a written request to Beverly National Corporation, 240 Cabot Street, Beverly, Massachusetts 01915, Attention: Paul G. Germano.

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, MA, and operates full-service branch offices in Downtown Beverly, Cummings Center – Beverly, North Beverly, Danvers, Hamilton, Manchester-by-the-Sea, Salem and Topsfield. The Bank offers a full array of consumer products and services including full electronic banking, wealth management, trust and investment services and business specialties. Incorporated in 1802, Beverly National Bank is the oldest community bank in the United States. The Bank’s deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act.